Sub-Item 77D: Policies with respect to security investments

Effective after the close of business on June 29, 2012, the Goldman Sachs Income Builder Fund (formerly the "Goldman Sachs Balanced Fund") changed its name, its investment objective and certain investment strategies and policies. These changes are reflected in the supplement to the Fund's Prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on April 25, 2012 (Accession No. 0000950123-12-006598), which is incorporated herein by reference.